Exhibit 3.3

CERTIFICATE ELIMINATING

REFERENCE TO A SERIES

OF SHARES OF STOCK FROM THE

CERTIFICATE OF INCORPORATION

OF

BOFI HOLDING, INC.

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

1. The name of the corporation (hereinafter referred to as the “Corporation”) is BofI Holding, Inc.

2. The designation of the Series of shares of stock of the Corporation to which this certificate relates is “Series B – 8% Cumulative Convertible Non-Participating Perpetual Preferred Stock”.

3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the said Series of shares of stock were provided for in a resolution adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation. A certificate setting forth the said resolution has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

4. The Board of Directors of the Corporation has adopted the following resolution:

RESOLVED, that none of the authorized shares of stock designated in the Certificate of Incorporation as Series B - 8% Cumulative Convertible Non-Participating Perpetual Preferred Stock (the “Old Series B”) are currently outstanding, and none will be issued by the Corporation.

RESOLVED, that the Designated Officers be, and each of them hereby is, authorized and directed to file a certificate with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the Delaware General Corporation Law, stating that no authorized shares of Old Series B are outstanding and that none will be issued, in order to eliminate from the Certificate of Incorporation all references to and designation of the Old Series B shares.

5. This certificate shall be effective upon filing.

Dated: September 1, 2011

/s/ Gregory Garrabrants
Print Name: Gregory Garrabrants
Title: President and Chief Executive Officer

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